UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2013

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	58-2086934
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

(Address of principal executive offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2013, Beazer Homes USA, Inc. (the “Company”) issued and sold $200 million aggregate principal amount of its 7.500% Senior Notes due 2021 (the “Notes”) through a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes were initially sold pursuant to a purchase agreement, dated September 25, 2013, among the Company, the wholly-owned subsidiaries named as guarantors therein (the “Guarantors”) and Credit Suisse Securities (USA) LLC (the “Initial Purchaser”).

Interest on the Notes is payable semi-annually in cash in arrears on March 15 and September 15 of each year, commencing March 15, 2014. The Notes will mature on September 15, 2021.

The Notes were issued under an Indenture, dated as September 30, 2013 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee. The Indenture contains covenants which, subject to certain exceptions, limit the ability of the Company and its restricted subsidiaries (as defined in the Indenture) to, among other things, incur additional indebtedness, including secured indebtedness, and make certain types of restricted payments. The Indenture contains customary events of default. Upon the occurrence of an event of default, payments on the Notes may be accelerated and become immediately due and payable.

Upon a change of control (as defined in the Indenture), the Indenture requires the Company to make an offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest.

The Company may redeem the Notes at any time prior to September 15, 2016, in whole or in part, at a redemption price equal to 100% of the principal amount, plus a customary make-whole premium, plus accrued and unpaid interest to the redemption date. In addition, at any time on or prior to September 15, 2016, the Company may redeem up to 35% of the aggregate principal amount of Notes with the proceeds of certain equity offerings at a redemption price equal to 107.500% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the date fixed for redemption; provided, that at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture remain outstanding after such redemption. On or after September 15, 2016, the Company may redeem some or all of the Notes at the redemption prices set forth in the Indenture. These percentages range from 100.000% to 105.625% of the principal amount of the notes to be redeemed, in each case plus accrued and unpaid interest.

The Notes rank equally in right of payment with all of the Company’s existing and future senior unsecured obligations, senior to all of the Company’s existing and future subordinated indebtedness and effectively subordinated to the Company’s existing and future secured indebtedness, including indebtedness under the Company’s revolving credit facility and the Company’s 6.625% Senior Secured Notes due 2018, to the extent of the value of the assets securing such indebtedness. The Notes and related guarantees are structurally subordinated to all indebtedness and other liabilities of all of the Company’s subsidiaries that do not guarantee the Notes. The Notes are fully and unconditionally guaranteed jointly and severally on a senior basis by the Guarantors.

In connection with the issuance of the Notes, the Company and the Guarantors entered into a Registration Rights Agreement, dated as of September 30, 2013 (the “Registration Rights Agreement”), with the Initial Purchaser. The Registration Rights Agreement requires the Company to register under the Securities Act the issuance, in exchange for the privately-placed Notes, of 7.500% Senior Notes due 2021 (the “Exchange Notes”) having substantially identical terms to the Notes and to complete the exchange or, if the exchange cannot be effected, to file and keep effective a shelf registration statement for resale of the privately-placed Notes. Failure of the Company to comply with the registration and exchange requirements in the Registration Rights Agreement within the specified time period would require the Company to pay as liquidated damages additional interest on the privately-placed Notes until the failure to comply is cured.

The foregoing descriptions of the Indenture, the Notes and the Registration Rights Agreement are qualified in their entirety to the forms of the Notes, the Indenture and the Registration Rights Agreement filed herewith as Exhibits 4.1, 4.2 and 4.3, respectively, and incorporated in this Item 1.01 by reference.

The Initial Purchaser or its affiliates have performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

4.1	Indenture for 7.500% Senior Notes due 2021, dated September 30, 2013, by and among the Company, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee.

4.2	Form of 7.500% Senior Note due 2021 (included in Exhibit 4.1).

4.3	Registration Rights Agreement for 7.500% Senior Notes due 2021, dated September 30, 2013, by and among the Company, the subsidiary guarantors party thereto, and Credit Suisse Securities (USA) LLC.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 30, 2013

BEAZER HOMES USA, INC.

By:	/s/ Kenneth F. Khoury
Kenneth F. Khoury
Executive Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

4.1	Indenture for 7.500% Senior Notes due 2021, dated September 30, 2013, by and among the Company, the subsidiary guarantors party thereto, and U.S. Bank National Association, as trustee.

4.2	Form of 7.500% Senior Note due 2021 (included in Exhibit 4.1).

4.3	Registration Rights Agreement for 7.500% Senior Notes due 2021, dated September 30, 2013, by and among the Company, the subsidiary guarantors party thereto, and Credit Suisse Securities (USA) LLC.